SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*



                          Celtrix Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    151186103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)



                               Page 1 of 12 Pages
                       Exhibit Index Contained on Page 11

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 151186103                                             13 G                   Page 2 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Biotechnology Development Fund, LP ("BDF")
                     Tax ID Number:    94-3258409
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware Limited Partnership
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         1,230,516 shares,  except that BioAsia, the general partner of BDF, and
           BENEFICIALLY                      Kung,  Leung and  Engleman,  members of  BioAsia  may be deemed to have
      OWNED BY EACH REPORTING                shared power to vote these shares.
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to item 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,230,516 shares,  except that BioAsia, the general partner of BDF, and
                                             Kung,  Leung and  Engleman,  members of  BioAsia  may be deemed to have shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to item 7.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,230,516
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   5.84%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 151186103                                             13 G                   Page 3 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     BioAsia Investments, LLC ("BioAsia")
                     Tax ID Number:    94-3258407
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            California  limited  liability company
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,230,516  shares,  all of which are directly owned by BDF.  BioAsia is the general  partner of BDF and may be deemed to have  shared  power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,230,516  shares,  all of which are directly owned by BDF.  BioAsia is the general  partner of BDF and may be deemed to have  shared  power to vote these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                        1,230,516
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                             N/A                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   5.84%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              PN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 151186103                                             13 G                   Page 4 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Frank Kung ("Kung")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
----------- --------------------------------------------------------------------------------------------------------
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         1000 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,230,516  shares,  all of which are directly  owned by BDF.  Kung is a member of BioAsia and may be deemed to have shared  power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1000 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,230,516  shares,  all of which are directly  owned by BDF.  Kung is a member of BioAsia and may be deemed to have shared  power to vote these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                              1,231,516
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                            N/A                      [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   5.84%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                        SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 151186103                                             13 G                   Page 5 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Anselm Leung ("Leung")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,230,516  shares,  all of which are directly  owned by BDF. Leung is a member of BioAsia and may be deemed to have shared  power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,230,516  shares,  all of which are directly  owned by BDF. Leung is a member of BioAsia and may be deemed to have shared  power to vote these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                              1,230,516
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                            N/A                 [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   5.84%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 151186103                                             13 G                   Page 6 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Edgar Engleman
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             1,230,516 shares, all of which are directly owned by BDF. Engleman is a member of BioAsia and may be deemed to have shared  power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,230,516 shares, all of which are directly owned by BDF. Engleman is a member of BioAsia and may be deemed to have shared  power to vote these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                              1,230,516
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                            N/A            [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   5.84%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  Celtrix Pharmaceuticals, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  3055 Patrick Henry Drive
                  Santa Clara, CA 95054-1815

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Biotechnology  Development Fund, LP
("BDF"), BioAsia Investments, LLC ("BioAsia"), Frank Kung ("Kung"), Anselm Leung ("Leung"), and Edgar Engleman ("Engleman"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  BioAsia is the general partner of BDF, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by BDF. Kung, Leung, and Engleman are members of BioAsia, and may be deemed to have indirect beneficial ownership of the shares of issuer directly owned by BDF.

                  BioAsia hereby disclaims beneficial ownership of shares of issuer directly owned by BDF except to the extent of any indirect pecuniary interest therein. Keung, Leung, and Engleman hereby disclaim beneficial ownership of the shares held by BDF except to the extent of any respective indirect pecuniary interest therein.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  BioAsia Investments LLC 575 High Street, Suite 201 Palo Alto, CA 94301

ITEM 2(C)         CITIZENSHIP

                  BDF is a Delaware limited partnership, BioAsia is a California limited liability company, and Kung, Leung and Engleman are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 151186103

 ITEM 3.          Not Applicable

ITEM 4.  OWNERSHIP

                  (a)      Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                  (b)      Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                  (c)      Number of shares as to which such person has:

                                 (i) Sole power to vote or to direct the vote:

                                        See  Row  5  of  cover   page  for  each
                                        Reporting Person.

                                 (ii) Shared power to vote or to direct the vote:

                                        See  Row  6  of  cover   page  for  each
                                        Reporting Person.

                                 (iii) Sole power to dispose or to direct the disposition of:

                                        See  Row  7  of  cover   page  for  each
                                        Reporting Person.

                                 (iv) Shared power to dispose or to direct the disposition of:

                                        See  Row  8  of  cover   page  for  each
                                        Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Under certain circumstances set forth in the limited partnership agreement of BDF and the limited liability company agreement of BioAsia, the general and limited partners of BDF and the members of BioAsia each may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 1998


                               Biotechnology Development Fund, LP

                               By: BioAsia Investments, LLC, its general partner


                               By:  /s/ Frank Kung
                                   --------------------------------
                                   Frank Kung, Member


                               BIOASIA INVESTMENTS, LLC


                               By:  /s/ Frank Kung
                                   --------------------------------
                                    Frank Kung, Member


                               /s/ Frank Kung
                               ------------------------------------
                               FRANK KUNG


                               /s/ Anselm Leung
                               ------------------------------------
                               ANSELM LEUNG


                               /s/ Edgar Engleman
                               ------------------------------------
                               EDGAR ENGLEMAN

                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                               Page 12

                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Celtrix Pharmaceuticals, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         Executed this 6th day of February, 1998.

                                              Biotechnology Development Fund, LP

                                              By: BioAsia Investments, LLC, its
                                                       general partner


                                              By:  /s/ Frank Kung
                                                  -----------------------------
                                                  Frank Kung, Member


                                              BIOASIA INVESTMENTS, LLC


                                              By:  /s/ Frank Kung
                                                  -----------------------------
                                                   Frank Kung, Member


                                              /s/ Frank Kung
                                              ---------------------------------
                                              FRANK KUNG


                                              /s/ Anselm Leung
                                              ---------------------------------
                                              ANSELM LEUNG


                                              /s/ Edgar Engleman
                                              ---------------------------------
                                              EDGAR ENGLEMAN